Contact:

ImmunoCellular Therapeutics, Ltd. Investor Relations Jane Green 415.348.0010 direct 415.652.4819 mobile jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Third Quarter 2014 Financial Results

Los Angeles, CA – November 10, 2014 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the quarter ended September 30, 2014.

For the quarter ended September 30, 2014, the Company incurred a net loss of $1.9 million or $0.03 per basic and diluted share, compared to a net loss of $3.8 million, or $0.07 per basic and diluted share during the three months ended September 30, 2013. During the three months ended September 30, 2014, the Company increased its research and development expenditures related to ICT-121 and ICT-140. The Company continues to incur ICT-107 phase II expenses related to patient follow-up and data analysis; these expenses are decreasing as the study is completed. Also, during the three months ended September 30, 2014, the Company recognized a gain of $560,000 related to the quarterly revaluation of its warrants, compared to a loss of $1.4 million during the three months ended September 30, 2013. For the nine months ended September 30, 2014, the Company incurred a loss of $7.3 million, or $0.12 per basic and diluted share, compared to a net loss of $8.9 million, or $0.17 per basic and diluted share, during the nine months ended September 30, 2013. The increase reflects higher research and development expenditures related to ICT-121 and ICT-140, partially offset by lower expenditures related to ICT-107. The Company expects research and development expenses to increase in future periods as ICT-121 and ICT-140 increase patient enrollment and as the Company prepares for its anticipated phase III trial of ICT-107.

For the nine months ended September 30, 2014, the Company used approximately $7.8 million in cash from operations compared to $6.1 million during the same period in 2013.

As of September 30, 2014, the Company had approximately $23.5 million of cash. During the nine months ended September 30, 2014, the Company raised $2.7 million from the issuance of common stock pursuant to the Company’s controlled equity offering.

Andrew Gengos, ImmunoCellular Chief Executive Officer, commented: “We believe that the progress we made in the third quarter was significant. Our ICT-107 phase III planning is well underway, and we anticipate being prepared to initiate that program in mid-2015. We are looking forward to presenting updated data from the ICT-107 phase II trial at the Society for Neuro-oncology (SNO) meeting in Miami on November 14th. We have also made significant progress in advancing our ICT-121 and ICT 140 programs. Additional clinical sites are being added to the

ICT-121 phase I trial, and enrollment of patients with recurrent glioblastoma should increase shortly. We plan to complete enrollment of 20 patients in this trial by the second quarter of 2015. Plans are progressing well to initiate the exploratory phase II ICT-140 trial, which is designed to enroll 56 patients with ovarian cancer and utilize historical controls as the comparator in the trial.”

Mr. Gengos added: “A highlight of the third quarter was the important licensing agreement we established with Caltech, which represents an opportunity to expand and diversify our immunotherapy platform. Immune-based approaches to treating cancer continue to be promising and we think that the Caltech technology will be highly complementary to our current dendritic cell-based efforts. Our goal is to utilize this technology to expand and enrich our pipeline of immuno-oncology product candidates. This collaboration represents progress toward our goal of building a leading cancer immunotherapy company based on multiple approaches to immune system stimulation.”

ImmunoCellular plans to present updated data from the phase II trial of ICT-107 in patients with newly diagnosed glioblastoma at the 19th Annual Scientific Meeting and Education Day of the Society for Neuro-Oncology, on Friday, November 14, 2014. At a later date, ImmunoCellular plans to host a conference call and webcast to discuss the updated ICT-107 data to be presented at the SNO meeting and other corporate matters.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular’s pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized, the timing and outcome of our meeting with the EMA on the potential for European development and approval of ICT-107, and whether or not we may be in a position to start a phase III study in 2015. Additional risks and uncertainties are described in IMUC’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Condensed Balance Sheets
	9/30/2014	12/31/2013
	(Unaudited)

Cash	$23,516,242	$27,646,351
Other current assets	997,033	763,299
Non current assets	862,117	531,027

Total assets	$25,375,392	$28,940,677

Current liabilities	$1,236,307	$1,402,273
Warrant liability	705,948	1,064,810
Shareholders' equity	23,433,137	26,473,594

	$25,375,392	$28,940,677

Consolidated Condensed Statement of Operations (Unaudited)

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013

Revenue	$0	$0	$0	$0
Research and development	1,486,352	1,276,507	4,646,156	3,905,338
Stock based compensation	170,805	156,277	483,455	500,351
General and administrative	786,688	985,107	2,490,322	2,542,794

Loss before other expenses	(2,443,845)	(2,417,891)	(7,619,933)	(6,948,483)
Interest income	4,207	3,667	10,711	14,310
Financing expense	(9,478)	0	(34,078)	0
Change in fair value of warrant liabilty	559,873	(1,379,217)	392,940	(1,983,388)

Net loss	($1,889,243)	($3,793,441)	($7,250,360)	($8,917,561)

Net loss per share, basic and diluted:	$(0.03)	$(0.07)	$(0.12)	$(0.17)